UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): March 27, 2017

SPOK HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32358	16-1694797
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6850 Versar Center, Suite 420, Springfield, Virginia	22151
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (800) 611-8488
Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 27, 2017, Spok Holdings, Inc. (the “Company”) announced that Michael Wallace has been appointed Chief Financial Officer of the Company, effective immediately. Shawn Endsley, the Company’s current Chief Financial Officer, will continue to serve as the Company’s Chief Accounting Officer, effective immediately.
Michael Wallace, age 48, joins the Company from Intermedix Corporation, a global leader in healthcare revenue cycle/practice management and data analytics solutions, where he was Executive Vice President and Chief Financial Officer since August 2013. Prior to joining Intermedix, Mr. Wallace was the Executive Vice President and Chief Financial Officer of The Elephant Group (d.b.a. Saveology.com), a leading Internet-based, direct-to-consumer marketing platform. Prior to that, he served as Senior Vice President and Chief Financial Officer of Radiology Corporation of America, a national provider of mobile and fixed-site positron emission tomography (PET) imaging services. Mr. Wallace has also served as an Assistant Chief Accountant in the Securities and Exchange Commission’s (“SEC”) Division of Enforcement and was a member of the Commission’s Financial Fraud Task Force in Washington, D.C.
Prior to his service at the SEC, Mr. Wallace served as Chief Financial Officer at Inktel Direct, Corp., a direct marketing service firm, CELLIT Technologies, Inc., a software company serving the contact center marketplace, and Kellstrom Industries, Inc., a publicly held global aerospace company. Before joining Kellstrom, Mr. Wallace worked at KPMG Peat Marwick, LLP in Miami for more than seven years. He received his bachelor’s degree in business administration from the University of Notre Dame and is a licensed Certified Public Accountant.
The Company’s press release describing these events is attached as Exhibit 99.1 hereto and is incorporated by reference herein.
In connection with the hiring of Mr. Wallace as Chief Financial Officer, the Company provided an offer letter to Mr. Wallace, which he accepted, that outlined his responsibilities and compensation. The offer letter provides for a base salary of $350,000 and a one-time sign-on bonus of $125,000, which is subject to partial recoupment if Mr. Wallace resigns or is terminated for cause within the first year of his employment. The offer letter also provides that Mr. Wallace will be eligible to participate in the Company’s 2017 Short Term Incentive Plan with a target bonus award level of 75% of his base salary. Mr. Wallace will also participate in the Company’s 2015 Long Term Incentive Plan with an annual award level targeted at 100% of his base salary, subject to board approval. For 2017, Mr. Wallace’s annual long-term incentive award will be pro-rated for his partial year of service in 2017. Mr. Wallace will also receive supplemental restricted stock unit awards for 2017 and 2018 each having a value of $220,000, subject to board approval, which supplemental awards will vest one year after the date of grant.
If Mr. Wallace is involuntarily terminated by the company without cause, he will be entitled severance payments equal to 26 weeks of compensation plus an additional two weeks for each year of service up to a maximum benefit of 52 weeks of compensation. If such termination occurs following a change in control, severance benefits will equal one times Mr. Wallace’s annual salary plus target bonus amount and Mr. Wallace will also receive continuation of life, accident and health insurance benefits for up to 18 months and one additional year of service credit toward vesting, eligibility and benefit accrual under the company’s 401(k) plan and long-term incentive plan. The receipt of severance benefits is subject to Mr. Wallace’s compliance with confidentiality, non-compete and non-solicitation covenants.
The foregoing summary of the offer letter does not purport to be a complete description and is qualified in its entirety by reference to the full text of the offer letter, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits:

Exhibit
No.	Description
10.1	Offer Letter to Michael Wallace
99.1	Press release, dated march 27, 2017

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Spok Holdings, Inc.

March 27, 2017	By:	/s/ Vincent D. Kelly
		Name:	Vincent D. Kelly
		Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit
No.	Description
10.1	Offer Letter to Michael Wallace
99.1	Press Release, dated March 27, 2017